EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1987
Contacts: Media Robin Keegan 404-652-4713 Investors Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: July 28, 2005

GEORGIA-PACIFIC REPORTS SECOND QUARTER RESULTS

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported second quarter 2005 net income of $194 million (73 cents diluted earnings per share) compared with net income of $220 million (84 cents diluted earnings per share) in second quarter 2004.

Following are highlights of the second quarter results:* (in millions, except per share amounts)

	2Q-2005	2Q-2004

Net income	$194	$220
Net income per diluted share	$0.73	$0.84

Net income before unusual items	$217	$239
Net income before unusual items per diluted share	$0.82	$0.91

Income from continuing operations	$194	$230
Income from continuing operations per diluted share	$0.73	$0.88

Income from continuing operations before unusual items	$217	$234
Income from continuing operations before unusual items per diluted share	$0.82	$0.89

*Income from continuing operations in 2004 excludes the results of the non-integrated pulp operations sold in May 2004 and the related loss on the sale, but includes $40 million in operating profit from the building products distribution business, which was also sold in May 2004.

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            "Our North America consumer products business achieved a 49 percent improvement in operating profit compared with the second quarter last year and our building products manufacturing business continued its near-record performance," said A.D. (Pete) Correll, chief executive officer and chairman of Georgia-Pacific.

            "During the most recent quarter, raw materials and energy inflation increased our operating costs company-wide by approximately $105 million compared with the second quarter in 2004," Correll said. "In addition, our operations were affected by planned and unplanned mill maintenance outages. In spite of these factors, we remain on track to achieve significant cost improvements and reach our North America consumer products operating profit goal by the end of 2006."

Second quarter 2005 net income before unusual items was $217 million (82 cents diluted earnings per share). Unusual items included:

● A $13 million charge ($8 million after tax, or 3 cents diluted loss per share) related to the early extinguishment of debt,
●

An $11 million charge ($11 million after tax, or 4 cents diluted loss per share) to establish a liability reserve related to an Internal Revenue Service (IRS) challenge of the tax-exempt status of several series of bonds issued to finance construction of solid waste recycling and disposal facilities at certain of the company's mills,

● A $4 million charge ($2 million after tax, or 1 cent diluted loss per share) for closure of the Caledonia, Ontario, gypsum mine and other closure costs, and
● A $3 million charge ($2 million after tax, or 1 cent diluted loss per share) for settlement of an asbestos insurance receivable.

            In addition, second quarter 2005 results include a pretax credit of $5 million ($3 million after tax, or 1 cent diluted earnings per share) related to the expensing of stock-based compensation versus a pretax charge of $36 million ($23 million after tax, or 9 cents diluted loss per share) in second quarter 2004.

Second quarter 2004 net income before unusual items was $239 million (91 cents diluted earnings per share). Unusual items included:

● A $60 million gain ($13 million after tax, or 5 cents diluted earnings per share) on non-strategic asset sales,
● A $27 million charge ($17 million after tax, or 6 cents diluted loss per share) for the early extinguishment of debt, and
● A $24 million charge ($15 million after tax, or 6 cents diluted loss per share) for asset impairment and restructuring.

            Note: Georgia-Pacific management believes that, because of the nature of these items, investors' understanding of the company's performance is enhanced by disclosing net income before the unusual items as a reasonable basis for comparison of the company's core ongoing results of operations. The attached Reconciliation of Earnings Before Unusual Items provides a reconciliation of net income before the unusual items to net income determined in accordance with generally accepted accounting principles.

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            Georgia-Pacific's net sales were $4.8 billion for the second quarter 2005, compared with $5.2 billion for the second quarter 2004. Excluding sales from the building products distribution business, which was sold in May 2004, net sales for the second quarter 2005 increased $56 million, compared with second quarter 2004. While building products sales were strong in the quarter, they were down from the record levels experienced in the second quarter of 2004. This decline was more than offset by higher sales in our North America consumer products segment resulting from price increases realized in 2004 and 2005.

            Net sales for the first six months of 2005 were $9.4 billion, compared with $10.4 billion in the same period a year ago. Excluding sales from the building products distribution business, which was sold in May 2004, net sales for the first six months of 2005 increased $332 million, or 4 percent, compared with the first six months of 2004.

            For the first six months of 2005, Georgia-Pacific reported net income of $399 million ($1.51 diluted earnings per share), compared with $367 million ($1.40 diluted earnings per share) in the same period of 2004.

            For the first six months of 2005, the company reported net income excluding unusual items of $421 million ($1.60 diluted earnings per share), compared with $402 million ($1.53 diluted earnings per share) in the same period of 2004.

Total debt was $8.5 billion at the end of the second quarter, down $230 million versus the first quarter of this year.

North America Consumer Products

            The North America consumer products segment includes the company's retail and commercial tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery.

            The segment recorded second quarter 2005 operating profit of $220 million versus $148 million in second quarter 2004. Included in the second quarter 2004 results were pretax charges of $19 million for asset impairment and restructuring charges related primarily to the Bellingham, Wash., property.

            Improved performance for the segment was driven by favorable price and mix versus the same quarter one year ago, with overall tissue prices up 11 percent per ton. As anticipated, volume in tons declined 4 percent due to the disciplined implementation of previously announced price increases as well as product reformulations. The company has announced a price increase for its commercial business effective Oct. 1.

            Higher prices for purchased pulp, energy and chemicals, while partially offset by lower wastepaper costs during the quarter, masked continued progress in the company's ongoing cost reduction efforts. The company also experienced planned and unplanned mill outages in several key integrated manufacturing operations, which negatively affected maintenance and other costs.

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International Consumer Products

            The international consumer products segment markets both retail and commercial products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as personal care products in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly,® Delica® and Demak'Up®.

The segment recorded a second quarter 2005 operating profit of $22 million, compared with $38 million during the same quarter a year ago.

Competitive market conditions and industry overcapacity continued to impact this business. Prices were down 2 percent in Euros and total volume was down 3 percent.

            Costs associated with a delayed startup following the rebuild of a paper machine in the United Kingdom and raw material inflation contributed to the decline in operating profit. A pulp and paper industry strike in Finland impacted both volume and operating profit negatively. These factors were partially offset by ongoing cost reduction.

Changes in the currency exchange rate between the U.S. dollar and the Euro since the second quarter 2004 benefited second quarter 2005 results by approximately $1 million.

Packaging

            Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 55 converting operations. Its Color-Box subsidiary is the leading high-graphics, litho-laminated corrugated manufacturer in North America.

            The segment recorded an operating profit of $68 million in the second quarter 2005, compared with $82 million in the second quarter 2004. Results in second quarter 2005 include a $1 million charge for additional closure costs for three packaging facilities, closed in previous quarters. Second quarter 2004 results include a $23 million pretax gain on the sale of the South San Francisco, Calif., facility that was partially offset by asset impairment and pretax restructuring charges of $5 million.

Box prices were up 7 percent versus the second quarter 2004. Higher costs for fiber, energy, chemicals and maintenance partially offset price gains from the second quarter 2004.

            Corrugated shipments were flat compared with a year ago, which is slightly better than Fibre Box Association-reported industry shipments, while containerboard shipments declined due to slowback and maintenance downtime to maintain appropriate inventory levels.

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Bleached Pulp and Paper

The bleached pulp and paper segment is comprised of the company's communication papers, bleached board and kraft businesses, and its 40 percent minority ownership in Unisource.

            The segment recorded a second quarter 2005 operating profit of $2 million, compared with an operating profit of $27 million in the second quarter 2004. Second quarter 2004 results included a $26 million pretax gain on the sale of an interest in three Brazilian companies that owned a minority, non-voting interest in the Brazilian pulp company, Aracruz Celulose S.A.

            Operating profit was impacted by lower volume, and maintenance and other costs related to planned and unplanned outages at several of the company's key manufacturing facilities. Prices for all paper grades were up compared with the second quarter 2004, while volumes were down.

Building Products

The company's diversified building products segment includes structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

            The segment continued near-record performance with second quarter 2005 operating profit of $228 million versus $366 million in the second quarter 2004. Second quarter 2005 results include a $3 million charge ($2 million after tax, or 1 cent diluted loss per share) for closure of the Caledonia, Ontario, gypsum mine.

Demand remained strong for structural panels, lumber and gypsum products due to robust residential and non-residential construction activity.

            Volume was up almost 10 percent for both plywood and oriented strand board compared with the second quarter last year. Prices for these structural panels were off from 2004 record levels but remained strong. OSB shipments included volume from the new Hosford, Fla., facility, which successfully started up in May. Lumber prices strengthened, and particleboard prices held firm although volume was down. All businesses were impacted by higher wood and resin costs.

            The gypsum business achieved both price and volume increases driven by the strength of residential and commercial demand. Total gypsum volumes were up 14 percent due to increases in both ToughRock® and the DENS® line of glass mat gypsum products. In keeping with its strategy to increase its sales of diversified specialty building products, the company introduced its mold-resistant DensArmor Plus® interior wallboard in retail outlets during the quarter. A price increase for ToughRock went into effect at the end of the second quarter and an increase for several DENS products was announced for the third quarter of this year.

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Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales and profits.

            The segment reported second quarter 2005 expenses of $84 million, compared with expenses of $144 million for the same period in 2004 due primarily to significantly lower costs for stock-based compensation and other incentives, insurance and benefits, and foreign currency translation. A $5 million pretax credit was recorded for stock-based compensation due to lower stock prices versus a $36 million charge a year ago, which included the recognition in 2004 of expenses related to 2002 performance awards.

Second quarter 2005 unusual items included:

● A $13 million charge for the early extinguishment of debt,
●

An $11 million charge to establish a liability reserve related to an Internal Revenue Service (IRS) challenge of the tax-exempt status of several series of bonds issued to finance construction of solid waste recycling and disposal facilities at certain of the company's mills, and

● A $3 million charge for settlement of an asbestos insurance receivable.

Included in the second quarter 2004 results were an unusual $27 million pretax charge for early extinguishment of debt and a $2 million gain related to miscellaneous asset sales.

Summary

            "Georgia-Pacific remains focused on our commitment to earn acceptable returns across our businesses," Correll said. "We will exercise manufacturing discipline in the face of cost and price pressures while continuing to strive for operational excellence. Our financial goal remains to realize solid investment-grade metrics."

            Georgia-Pacific management will participate in a live audio webcast and conference call beginning at 10 a.m. Eastern time today. To access the webcast, visit www.gp.com and follow the link. The webcast will contain a supplemental presentation that also will be available for download. Call participants may dial toll-free (800) 305-3098 or (706) 634-1141 for international callers. Please reference the Georgia-Pacific earnings conference call and allow ample time to access the call and webcast.

For additional information on Georgia-Pacific's results of operations and financial condition, please refer to the publication, Supplementary Financial Data, posted on our Web site.

            Replay of the conference call will be available beginning at noon July 28, until 11 p.m. Eastern time on Aug. 28, by calling (706) 645-9291. Please reference conference ID number 5579723 when accessing the audio conference replay. The replay also will be available on the Investor Information section of Georgia-Pacific's Web site at www.gp.com/investor.

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            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading supplier of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

            Certain statements contained in this release, including statements regarding the company's expected realization of announced price increases, anticipated levels of earnings, pricing and demand for products in the second half of 2005, and the outlook for business and economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the actual realization of announced price increases for some of our products, continued strength in new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the success of the branding and marketing strategies we are pursuing for our consumer products, the effects of changes in our production capabilities due to planned and unplanned facility outages or maintenance requirements, or workforce disruptions, the production capabilities of manufacturers of competitive products, unanticipated expenditures with respect to administrative, environmental, safety and health matters, including expenditures related to the series of bonds issued to construct solid waste recycling and disposal facilities as discussed herein and in Form 8-Ks of the company previously filed with the Securities and Exchange Commission, our ability to continue to reduce debt, actions taken or to be taken by the United States or other governments as a result of the situation in Iraq and acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's SEC filings, including its report on Form 10-K for the fiscal year ended Jan. 1, 2005, and its report on Form 10-Q for the fiscal quarter ended April 2, 2005.

A tabulation of results for Georgia-Pacific Corp. follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (unaudited)

	Second Quarter		First Six Months
	2005	2004	2005	2004

NET SALES

North America consumer products	$1,515	$1,427	$2,975	$2,769
International consumer products	504	509	1,030	1,051
Packaging	767	741	1,527	1,416
Bleached pulp and paper	525	551	1,099	1,083
Building products	1,852	1,882	3,523	3,534
Building products distribution	-	622	-	1,886
Other[1]	(364)	(544)	(740)	(1,329)

Total net sales	$4,799	$5,188	$9,414	$10,410

OPERATING PROFIT (LOSS)
North America consumer products	$220	$148	$430	$270
International consumer products	22	38	64	96
Packaging	68	82	143	127
Bleached pulp and paper	2	27	9	7
Building products	228	366	432	629
Building products distribution	-	40	-	98
Other	(84)	(144)	(153)	(260)

Total operating income	456	557	925	967
Interest expense	(153)	(178)	(308)	(375)

Income from continuing operations before income taxes	303	379	617	592
Provision for income taxes	(109)	(149)	(218)	(220)

Income from continuing operations, net of taxes	194	230	399	372
Loss from discontinued operations, net of taxes	-	(10)	-	(5)

Net income	$194	$220	$399	$367

Basic per share:
Income from continuing operations, net of taxes	$0.75	$0.90	$1.55	$1.46
Loss from discontinued operations, net of taxes	-	(0.04)	-	(0.02)

Net income	$0.75	$0.86	$1.55	$1.44

Diluted per share:
Income from continuing operations, net of taxes	$0.73	$0.88	$1.51	$1.42
Loss from discontinued operations, net of taxes	-	(0.04)	-	(0.02)

Net income	$0.73	$0.84	1.51	$1.40

Average number of shares outstanding:
Basic	258.3	255.1	258.1	254.3
Diluted	264.0	262.6	263.9	261.8

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except per share amounts) (unaudited)

	Second Quarter 2005		Second Quarter 2004

	Net income	Diluted earnings per share	Income from continuing operations, net of taxes	Loss from discontinued operations, net of taxes	Net income	Diluted earnings per share

Income (loss) as reported (GAAP earnings)	$194	$0.73	$230	$(10)	$220	$0.84

Loss on early extinguishment of debt	8	0.03	17	-	17	0.06

Settlement of asbestos insurance receivable	2	0.01	-	-	-	-

Asset impairments, severance costs and other	2	0.01	15	-	15	0.06

Tax-exempt bond liability reserve	11	0.04	-	-	-	-

Gain on asset sales, net	-	-	(28)	15	(13)	(0.05)

Total unusual items	23	0.09	4	15	19	0.07

Income before unusual items	$217	$0.82	$234	$5	$239	$0.91

Income before unusual items and accounting change is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Change (In millions, except per share amounts) (unaudited)

	First Six Months 2005		First Six Months 2004

	Net income	Diluted earnings (loss) per share	Income from continuing operations, net of taxes	(Loss) income from discontinued operations, net of taxes	Net income	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$399	$1.51	$372	$(5)	$367	$1.40

Loss on early extinguishment of debt	10	0.04	33	-	33	0.13

Settlement of asbestos insurance receivable	2	0.01	-	-	-	-

Asset impairments, severance costs and other	7	0.03	15	-	15	0.06

Tax-exempt bond liability reserve	11	0.04	-	-	-	-

Operating lease valuation allowance	7	0.03	-	-	-	-

Prior period insurance adjustment	(15)	(0.06)	-	-	-	-

(Gain) loss on asset sales, net	-	-	(28)	15	(13)	(0.06)

Total unusual items	22	0.09	20	15	35	0.13

Income before unusual items	$421	$1.60	$392	$10	$402	$1.53

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

	Second Quarter 2005

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Other	Total

Operating profit (loss) as reported	$220	$22	$68	$2	$228	$(84)	$456
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	13	13
Settlement of asbestos insurance receivable	-	-	-	-	-	3	3
Asset impairments, severance costs and other	-	-	1	-	3	-	4
Tax exempt bond liability reserve	-	-	-	-	-	11	11

Total unusual items	-	-	1	-	3	27	31

Operating profit (loss) excluding unusual items	$220	$22	$69	$2	$231	$(57)	$487

	Second Quarter 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$148	$38	$82	$27	$366	$40	$(144)	$557
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	27	27
Gain on asset sales, net	-	-	(23)	(26)	-	(7)	(2)	(58)
Asset impairments, severance costs and other	19	-	5	-	-	-	-	24

Total unusual items	19	-	(18)	(26)	-	(7)	25	(7)

Operating profit (loss) excluding unusual items	$167	$38	$64	$1	$366	$33	$(119)	$550

Operating profit before unusual items is operating profit reported under generally accepted accounting principles ("GAAP") excluding the pre-tax effect of items considered by management to be unusual. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with operating profit provides for a more complete analysis of results of operations. Operating profit is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Operating Profit Before Unusual Items (In millions) (unaudited)

	First Six Months 2005

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Other	Total

Operating profit (loss) as reported	$430	$64	$143	$9	$432	$(153)	$925
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	17	17
Settlement of asbestos insurance receivable	-	-	-	-	-	3	3
Asset impairments, severance costs and other	7	-	2	-	3	-	12
Tax exempt bond liability reserve	-	-	-	-	-	11	11
Operating lease valuation allowance	-	-	-	11	-	-	11
Prior period insurance adjustment	-	(3)	-	-	-	(21)	(24)

Total unusual items	7	(3)	2	11	3	10	30

Operating profit (loss) excluding unusual items	$437	$61	$145	$20	$435	$(143)	$955

	First Six Months 2004

	N. A. Consumer	Int'l Consumer	Packaging	Bleached Pulp & Paper	Building Products	Building Products Dist.	Other	Total

Operating profit (loss) as reported	$270	$96	$127	$7	$629	$98	$(260)	$967
Unusual items:
Loss on early extinguishment of debt	-	-	-	-	-	-	53	53
Gain on asset sales, net	-	-	(23)	(26)	-		(7) (2)	(58)
Asset impairments, severance costs and other	21	(4)	5	-	2	-	-	24

Total unusual items	21	(4)	(18)	(26)	2		(7) 51	19

Operating profit (loss) excluding unusual items	$291	$92	$109	$(19)	$631	$91	$(209)	$986

Notes to Operating Highlights
Second Quarter 2005
1.

During the second quarter of 2005, the company called $250 million of its 8.625% debentures due April 30, 2025. In conjunction with these transactions, the company recorded a pretax charge of $13 million ($8 million after tax) for call premiums and to write off deferred debt issuance costs.

2.	During the second quarter of 2005, the company recorded a pretax charge of $4 million ($2 million after tax) primarily for asset impairments and gypsum mine closure costs.

3.

During the second quarter of 2005, the company recorded a pretax charge of $3 million ($2 million after tax) for reduction of its asbestos insurance receivables. The charge related to the negotiated settlement of a receivable from a single insurer.

4.

During the second quarter of 2005, the company recorded a pretax charge of $11 million ($11 million after tax) for potential costs related to an IRS challenge of the tax-exempt status of several series of bonds issued to finance construction of solid waste recycling and disposal facilities at certain of the company's mills.

First Quarter 2005
5.	During the first quarter of 2005, the company recorded a pretax charge of $8 million ($5 million after tax) primarily for asset impairments, employee separation and machine closure costs.

6.

During the first quarter of 2005, the company recorded a pretax charge of $11 million ($7 million after tax) related to a loss on a warehouse lease, as required by FAS 146. This lease was vacated by Unisource during the first quarter.

7.

During the first quarter of 2005, the company repurchased and retired $25 million of its 9.375% senior notes due February 1, 2013. In conjunction with this transaction, the company recorded a pretax charge of $4 million for call premiums and to write off deferred debt issuance costs.

8.

In March 2005, the company corrected its accounting for an insurance policy with a three-year term expiring in June of 2005. From 2002 through 2004, the company had recorded all payments made under the policy as prepaid insurance which was amortized into expense. However, a portion of these payments was refundable based upon actual loss experience and, therefore, should have been recorded as a deposit rather than as an insurance expense. Losses covered by the deposit should have been expensed as incurred. The company has concluded that the resulting overstatement of insurance expense during 2002 through 2004 was not material, either individually or in the aggregate, to its results of operations, to trends for those periods affected, or to a fair presentation of its financial statements. Accordingly, results for the prior periods have not been restated. Instead, the company reduced its insurance expense and increased other current assets by $24 million to correct this error in the first quarter of 2005. The company expects to receive a total cash refund of $31 million related to the deposit in the third quarter.

Second Quarter 2004
9.

On May 7, 2004, the company completed the sale of its building products distribution segment to BlueLinx Holding, Inc., for $767 million in cash and a receivable of $51 million, primarily related to working capital. In addition, the company received $173 million in cash in June 2004 to settle an intercompany payable related to product sold to the building products distribution business prior to closing. This transaction resulted in a pretax gain of $20 million, $13 million of which was recorded in the third quarter as a result of the final working capital adjustment.

10.

On May 7, 2004, the company completed the sale of its non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., along with a short-line railroad, to Koch Cellulose, LLC, ("Koch") and its subsidiaries for $511 million in cash and a receivable of approximately $9 million for working capital. In addition, Koch assumed $73 million of indebtedness. This transaction resulted in a pretax gain of $2 million and an after-tax loss of $15 million that was included in discontinued operations on the statements of operations. The working capital receivable of $9 million was received in October 2004.

11.	During the second quarter of 2004, the company sold all of its interests in a Brazilian pulp business for $71 million. This transaction resulted in a pretax gain of $26 million.

12.

During the second quarter of 2004, the company entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million unamortizing term loan. As a result of the new credit facility, the company recorded a pretax charge of approximately $3 million to write off deferred debt issuance costs. In addition, the company called $250 million of its 9.5% debentures due May 15, 2022 and $240 million of its 9.125% debentures due July 1, 2022. In conjunction with these transactions, the company recorded a pretax charge of $27 million for call premiums and to write off deferred debt issuance costs during the first six months of 2004.

13.	During the second quarter of 2004, the company sold certain packaging assets and an aircraft and recognized a pretax gain of $25 million ($16 million after tax).

14.	During the second quarter of 2004, the company recorded pretax charges of $24 million for asset impairment and restructuring charges related primarily to its Bellingham and Green Bay properties.

First Quarter 2004
15.

During the first quarter of 2004, the company called $243 million of its 9.875% debentures due Nov. 1, 2021, and $250 million of its 9.625% debentures due March 15, 2022. In conjunction with these transactions, the company recorded a pretax charge of $26 million for call premiums and to write off deferred debt issuance costs.

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